EXPLANATION OF RESPONSES
(1) The reported securities were sold by each of Friedman Fleischer & Lowe Capital Partners II, L.P. (“CP II”), FFL Parallel Fund II, L.P. (“PF II”), FFL Executive Partners II, L.P. (“EP II” and together with CP II and PF II, the “FFL Funds”) in a 144 sale.  CP II sold 1,896,456 shares of common stock of the Company (“Common Stock”), PF II sold 65,505 shares of Common Stock and EP II sold 38,039 shares of Common Stock, in each case at $13.00 per share on February 19, 2020.
(2) Held directly by CP II.
(3) Solely for purposes of Section 16 of the Securities Exchange Act of 1934, each of the FFL Funds, Friedman Fleischer & Lowe GP II, L.P. (“GP II L.P.”) and Friedman Fleischer & Lowe GP II, LLC (“GP II LLC” and, together with the FFL Funds and GP II L.P., the “FFL Reporting Persons”), may be deemed to be directors-by-deputization. Each Reporting Person expressly disclaims beneficial ownership of the shares except to the extent of such Reporting Person’s pecuniary interest therein. See Exhibit 99.3.
(4) Held directly by PF II.
(5) Held directly by EP II.